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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Owens-Illinois, Inc. and Owens-Illinois Group, Inc. for the registration of $2.5 billion of debt securities, guarantees of debt securities and common stock and to the incorporation by reference therein of our report dated February 4, 1997, with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. included in the Annual Report (Form 10-K) of Owens-Illinois, Inc. and Owens-Illinois Group, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Toledo, Ohio
April 14, 1997